Exhibit 21 - Page 1 of 23






                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Phoenix Leasing Incorporated:

         We have audited the accompanying consolidated balance sheets of Phoenix Leasing Incorporated (a California corporation) and Subsidiaries as of June 30, 1996 and 1995. These consolidated balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Incorporated and Subsidiaries as of June 30, 1996 and 1995, in conformity with generally accepted accounting principles.




San Francisco, California,                       ARTHUR ANDERSEN LLP
September  4, 1996

                                                                               Exhibit 21 - Page 2 of 23

                                    PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                                             CONSOLIDATED BALANCE SHEETS

                                                       ASSETS
                                                                                        June 30,
                                                                                   1996          1995
                                                                                   ----          ----
Cash and cash equivalents                                                      $ 3,767,098   $ 4,100,325
Investments in marketable securities                                             1,287,323     7,298,771
Trade accounts receivable, net of allowance for doubtful accounts
   of $31,246 and $237,458 at June 30, 1996 and 1995, respectively                 989,030       913,437
Receivables from Phoenix Leasing Partnerships and other affiliates               3,955,935     3,975,262
Notes receivable from related party                                              8,767,694     5,574,452
Equipment inventory                                                              2,240,448          --
Equipment subject to lease                                                      17,792,847    17,044,686
Investments in Phoenix Leasing Partnerships                                      1,773,887     1,577,419
Property and equipment, net of accumulated depreciation of $11,398,438
   and $10,457,763 at June 30, 1996 and 1995, respectively                       6,933,608     7,669,302
Other assets                                                                     3,011,229     2,366,983
                                                                               -----------   -----------

         TOTAL ASSETS                                                          $50,519,099   $50,520,637
                                                                               ===========   ===========

                                        LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:

Short-term lines of credit                                                     $ 1,750,000   $      --
Warehouse lines of credit                                                       16,930,044    17,644,012
Payables to affiliates                                                           2,155,626     5,832,765
Accounts payable and accrued expenses                                            3,205,932     2,829,490
Deferred revenue                                                                   328,676     1,059,736
Long-term debt                                                                     620,899       229,390
Deficit in investments in Phoenix Leasing Partnerships                             761,214     1,164,445
                                                                               -----------   -----------

         TOTAL LIABILITIES                                                      25,752,391    28,759,838
                                                                               -----------   -----------

Minority Interests in Consolidated Subsidiaries                                     27,615        37,639
                                                                               -----------   -----------

Commitments and Contingencies (Note 14)

SHAREHOLDER'S EQUITY:

Common stock, without par value, 30,000,000 shares
   authorized, 5,433,600 issued and outstanding at
   June 30, 1996 and 1995, respectively                                             20,369        20,369
Additional capital                                                              11,466,920     5,508,800
Retained earnings                                                               13,251,804    16,193,991
                                                                               -----------   -----------

         TOTAL SHAREHOLDER'S EQUITY                                             24,739,093    21,723,160
                                                                               -----------   -----------

         TOTAL LIABILITIES AND SHAREHOLDER'S
           EQUITY                                                              $50,519,099   $50,520,637
                                                                               ===========   ===========

                                                       Exhibit 21 - Page 3 of 23

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996




Note 1. Summary of Significant Accounting Policies:

         a. Organization - Phoenix Leasing Incorporated and subsidiaries (the Company), a wholly owned subsidiary of Phoenix American Incorporated (PAI), is engaged in the organization and management of partnerships which specialize in the purchase and lease of primarily high-technology and data processing equipment. The partnerships purchase equipment directly from equipment vendors for lease to financial, commercial and industrial businesses and governmental agencies. The partnerships also finance transactions in the areas of microcomputers and emerging growth companies. The Company has also engaged in similar leasing activities for its own account. The Company also provides ongoing equipment maintenance services for end-users of high-technology data processing equipment and graphic plotters.

         b. Principles of Consolidation - The consolidated financial statements include the accounts of Phoenix Leasing Incorporated and its wholly or majority-owned subsidiaries and subsidiaries over which the Company exerts control. All significant intercompany accounts and transactions have been eliminated in consolidation.

              Except as otherwise explained below, minority interests in the net assets and net income or loss of majority-owned subsidiaries are allocated on the basis of the proportionate ownership interests of the minority owners.

              Four  of the  consolidated  subsidiaries  are  California  limited partnerships (the Partnerships) which are general partners of four of the Phoenix Leasing Partnerships. As of June 30, 1996, the Company held a 50%
general partner ownership interest in two of the Partnerships and a 62.5% interest in one and a 70% interest in the fourth. Under the terms of the partnership agreements, profits and losses attributable to acquisition fees paid to the Partnerships from Phoenix Leasing Partnerships are allocated to the limited partner (the minority owner in the Partnerships) in proportion to the limited partner's ownership interest. All remaining profits and losses are allocated to the Company. Distributions to the partners are made in accordance with the terms of the partnership agreement. The limited partner of each of the Partnerships is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who is the owner of PAI.

         c. Management, Acquisition and Incentive Fee Income - As of June 30, 1996, the Company is the corporate general partner in 13 actively operating limited partnerships and manager of 9 actively operating joint ventures, all of which own and lease equipment. Eight of the partnership agreements provide for payment of management fees based on partnership revenues and acquisition fees when the partnerships' assets are acquired. Five of the limited partnership agreements provide for payment of management fees and liquidation fees (see discussion later in this footnote). Most of the joint venture agreements provide for payment of management fees based on joint venture revenues.

          These partnerships and the joint ventures are collectively referred to as the "Phoenix Leasing Partnerships."

         d. Investments - Investments in Phoenix Leasing Partnerships reflect the Company's equity basis in the Phoenix Leasing Partnerships. Under the equity method of accounting the original investment is recorded at cost and is adjusted periodically to recognize the Company's share of earnings, losses and distributions after the date of acquisition. The Company has adopted the equity method of accounting on the basis of its control and significant influence over the Phoenix Leasing Partnerships.

                                                       Exhibit 21 - Page 4 of 23

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996




Note 1. Summary of Significant Accounting Policies (continued):

         e. Liquidation Fee Income - The Company earns liquidation fees not to exceed 15% of the net contributed capital from seven of the partnerships in consideration for the services and activities performed in connection with the disposition of the partnerships' assets. Management of the Company concluded that the total liquidation fees to be earned over the life of these partnerships may not be fully realizable. Accordingly, the Company recognizes liquidation fee income when the fees are paid by the partnerships. The Company received and recognized $1,062,046 and $3,221,000 in liquidation fees from these partnerships during the years ended June 30, 1996 and 1995, respectively.

          In three other partnerships, cash distributions received in excess of the allocated cumulative net profits represent a liquidation fee which cannot exceed, in the aggregate, 7.792% of the net contributed capital.

         f. Lease Accounting - The Company's leasing operations consist of both financing and operating leases. The finance method of accounting for leases records as unearned income, at the inception of the lease, the excess of net rentals receivable and estimated residual value over the cost of the leased equipment. Unearned income is amortized monthly over the term of the lease on a declining basis to provide an approximate level rate of return on the unrecovered cost of the investment. Initial direct costs of originating new leases are capitalized and amortized over the initial lease term.

          Under the operating method of accounting for leases, the leased equipment is recorded as an asset, at cost, and is depreciated on a straight-line basis over its estimated useful life, ranging up to six years. Rental income represents the rental payments due during the period under the terms of the lease.

          The Company is the lessor in leveraged lease agreements under which computer equipment having an estimated useful life of 5 years was leased for periods from 4-5 years. The Company is the equity participant and equipment owner. A portion of the purchase price was furnished by third-party financing in the form of long-term debt that provides no recourse to the Company and is secured by a first lien on the financed equipment.

         g. Property and Equipment - Property and equipment which the Company holds for its own use are recorded at cost and depreciated on a straight-line basis over estimated useful lives ranging up to 45 years.

         h. Income Taxes - The Company is included in consolidated and combined tax returns filed by PAI.

         i. Deferred Revenue - Deferred revenue is the result of selling maintenance contracts which provide service over a specific period of time. Deferred revenue is amortized on a straight-line basis over the service period not to exceed 5 years.

         j. Investments in Marketable Securities - Investments in marketable securities, are stated at cost and consist primarily of United States government obligations. Interest is recognized when earned.

         k. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                       Exhibit 21 - Page 5 of 23

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 1. Summary of significant Accounting Policies (continued):

         l. Reclassification - Certain 1995 balances have been reclassified to conform to the 1996 presentation.


Note 2.  Receivables from Phoenix Leasing Partnerships and Other Affiliates:

         Receivables from Phoenix Leasing Partnerships and other affiliates consist of the following for the years ended June 30:


                                                             1996         1995
                                                             ----         ----


Management fees                                          $  416,149   $  330,158
Acquisition fees                                             74,099      102,994
Other receivables from Phoenix Leasing Partnerships       3,458,687    3,535,110
Other receivables from corporate affiliates                   7,000        7,000
                                                         ----------   ----------

                                                         $3,955,935   $3,975,262
                                                         ==========   ==========

Note 3. Investments in Phoenix Leasing Partnerships:

          The Company records its investments in Phoenix Leasing Partnerships under the equity method of accounting. The ownership interest percentages vary, ranging from .5% up to 25%. As general partner, the Company has complete authority in, and responsibility for, the overall management and control of each partnership, which includes responsibility for supervising partnership acquisition, leasing, remarking and sale of equipment. Distributions of cash from the partnerships are made at the discretion of the general partner; historically, a significant portion of the partnerships' earnings has been distributed annually.

          A shareholder of PAI and officers of the Company also have general and limited partner interests in several of the partnerships.

        The activity in the investments in Phoenix Leasing Partnerships for the years ended June 30 are as follows:


                                             1996           1995
                                             ----           ----

            Balance, beginning of year   $   412,974    $(1,120,980)
            Additional investments           830,085        688,615
            Equity in earnings             2,093,488      2,412,056
            Cash distributions            (2,323.874)    (1,566,717)
                                         -----------    -----------

            Balance, end of year         $ 1,012,673    $   412,974
                                         ===========    ===========

        The Company's total investments in Phoenix Leasing Partnerships are comprised of investments in certain partnerships which are subject to fluctuations due to partnerships' performances and timing of cash distributions. At times the investment in those partnerships will be a deficit.

        Certain of the partnership agreements require the Company to restore any deficit in its capital account to zero at the dissolution of the partnership. This deficit is a result of cash distributions received and losses allocated to the Company. The Company has determined that in certain partnerships it will be

                                                       Exhibit 21 - Page 6 of 23

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 3. Investments in Phoenix Leasing Partnerships (continued):

unlikely that the deficit investment will reverse and as a result during the year ended June 30, 1993 the Company elected to make capital contributions prior to partnership dissolution totaling $2,028,733. As of April 1, 1992, the Company elected to forgo any future cash distributions from, and will not record its share of future earnings generated from the operations of, one of these partnerships. The Company has deferred any future cash distributions from two other partnerships. The Company believes that it would be likely that any future cash distributions received from these partnerships would have to be paid back at the dissolution of the partnerships. The Company will continue to record fee income earned from the management of, and acquisition of equipment for these partnerships.

         The aggregate positive investment and aggregate deficit investment balances are presented separately on the balance sheets as of June 30, 1996 and 1995.

        The partnerships own and lease equipment. All debt of the partnerships is secured by the equipment and is without recourse to the general partners. The unaudited financial statements of the partnerships reflect the following combined, summarized financial information as of June 30, 1996 and for the twelve months then ended:


                    Assets                     $182,995,000
                    Liabilities                  29,989,000
                    Partners' Capital           153,006,000
                    Revenue                      46,353,000
                    Net Income                   18,826,000

Note 4.  Equipment Subject to Lease:

        Equipment subject to lease includes the Company's investments in leveraged leases, investments in financing leases, operating leases and notes receivable.

        Equipment subject to lease consists of the following at June 30:


                                                    1996                 1995
                                                    ----                 ----
Equipment on lease, net of accumulated
    depreciation of $258,102                    $    92,008          $      --

Leverage leases                                   1,589,772            1,696,703
Equipment held for resale                           305,840                 --
Investment in financing leases                   12,036,604           13,284,177
Operating leases                                    207,793                 --
Notes receivable                                  3,560,830            2,063,806
                                                -----------          -----------

                                                $17,792,847          $17,044,686
                                                ===========          ===========

        Leverage Leases:

        The Company's net investment in leveraged leases is composed of the following elements at June 30:

                                                       Exhibit 21 - Page 7 of 23

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 4.  Equipment Subject to Lease (continued):


                                                           1996         1995
                                                           ----         ----
Rental receivable (net of principal and interest on
     the nonrecourse debt)                              $      --    $      --
Estimated residual value of leased assets                2,498,233    2,759,783
Less: Unearned and deferred income                        (908,461)  (1,063,080)
                                                       -----------  -----------

Investment in leveraged leases                           1,589,772    1,696,703
Less: Deferred taxes arising from leveraged leases      (2,651,124)  (2,960,190)
                                                       -----------  -----------

Net investment in leveraged leases                     $(1,061,352) $(1,263,487)
                                                       ===========  ===========

        Investment in Financing Leases:

        The Company has entered into direct lease arrangements with companies engaged in the development of technologies and other growth industry businesses operating in different industries located throughout the United States.
Generally, it is the responsibility of the lessee to provide maintenance on leased equipment.

        The Company's net investment in financing leases consists of the following at June 30:


                                               1996              1995
                                               ----              ----


Minimum lease payments to be received     $ 16,089,868      $ 17,731,628
Less: unearned income                       (4,053,263)       (4,447,451)
                                          ------------      ------------



Net investment in financing leases        $ 12,036,605      $ 13,284,177
                                          ============      ============

        Minimum rentals to be received on noncancellable financing leases for the years ended June 30, are as follows:


         1997                                       $ 4,161,068
         1998                                         4,171,699
         1999                                         4,248,885
         2000                                         2,367,834
         2001                                         1,080,674
         Thereafter                                      59,708
                                                    -----------

         Total                                     $ 16,089,868
                                                    ===========

        Notes Receivable:

        Notes receivable for the years ended June 30, are as follows:


                                               1996           1995
                                               ----           ----
Notes receivable from emerging growth
and other companies with stated
interest ranging from 10% to 22.6% per
annum receivable in installments
ranging from 36 to 85 months
collateralized by the equipment financed    $3,560,830     $2,063,806
                                            ==========     ==========

                                                       Exhibit 21 - Page 8 of 23

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 5.  Sale of Leased Assets and Notes Receivable:

         The Company acquires leased or financed equipment with the intent to subsequently sell those assets to a trust which issues lease backed certificates. As of June 30, 1996, the Company has acquired $15,805,227 is such leased or financed equipment which is included in equipment subject to lease. The Company uses proceeds from its two warehouse lines of credit to purchase or finance this equipment. During the holding period the Company recognizes the revenues generated from these leases or notes and the interest expense related to the drawdowns from the warehouse lines of credit.

         On November 29, 1995, the Company entered into an agreement to sell certain assets and notes receivables with a net carrying value of $27,337,402 to a trust for the purpose of the trust issuing lease backed certificates in exchange for cash proceeds. The Company recognized a gain on this transaction of $459,632. The leased backed certificates are recourse only to the assets used to collateralize the obligation. Under the terms of the agreement, the Company will continue to acquire and sell additional assets to the trust over the twelve month period beginning November 30, 1995 and ending November 28, 1996. During the period November 30, 1995 through June 30, 1996, the Company sold additional assets to the trust for $4,807,746. These assets had a net carrying value of $4,225,596, resulting in a gain of $582,150.

Note 6.  Property and Equipment:

         Major classes of property and equipment at June 30 are as follows:


                                                       1996             1995
                                                       ----             ----

Land                                              $  1,077,830     $  1,077,830
Buildings                                            7,352,608        7,345,648
Office furniture, fixtures and equipment             8,573,547        8,259,319
Other                                                  843,450          766,975
                                                  ------------     ------------

                                                    17,847,435       17,449,772
Less accumulated depreciation and amortization     (11,398,438)     (10,457,763)
Inventory held for resale                              484,611          677,293
                                                  ------------     ------------
Net Property and Equipment                        $  6,933,608     $  7,669,302
                                                  ------------     ------------

        PAI owns its headquarters building in San Rafael, California. The Company paid $7,749,476 to purchase the land and construct the building. The cost of construction was paid for with a combination of $2,749,476 in cash from the Company's operations and a $5,000,000 advance from PAI. The $5,000,000 advance is included as a reduction in receivable from Phoenix Leasing Partnerships and other affiliates. PAI has pledged the market value of the building as security for a $5,000,000 Industrial Revenue Bond ("IDB") which PAI has with the City of San Rafael, California. The principal of the IDB is payable in a lump sum payment on October 1, 2004. The Company paid $248,325 and $206,798 in interest payments related to the IDB during the year ended June 30, 1996 and 1995, respectively.

        As of June 30, 1996, a portion of the Company's headquarters has been leased to third parties. The remaining lease term is for less than one year and the minimum lease payments receivable are as follows:


                                1997    $370,093
                                        ========

                                                       Exhibit 21 - Page 9 of 23

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 7.  Investments in Marketable Securities:

        In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 - Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). The Company adopted this statement on July 1, 1994. This pronouncement prescribes specific accounting treatment for investments based on their classification as either held-to-maturity securities
(HTM), available-for-sale securities (AFS) or trading securities, as defined in the statement.

        As of June 30, 1996, all securities held by the Company are classified as AFS and are reported at their amortized cost of $1,287,323, which approximates fair value. This value includes Class C Equipment Investment Trust Certificates (Class C Shares) valued at $1,248,843 and equities valued at $38,479. As of June 30, 1995, all securities are classified as HTM and are reported at amortized cost of $7,298,771, which approximated fair value. Gross unrealized gains and gross unrealized losses on such securities as of June 30, 1996 and 1995 were immaterial.

        As of June 30, 1996, none of the securities held by the Company had specified contractual maturities. Contractual maturities of securities held as of June 30, 1995, are as follows:


1995
----
Held-To-Maturity Securities

Due in one year or less                                     $ 4,202,115
Due after one through five years                              3,096,656
                                                              ---------

Total                                                       $ 7,298,771
                                                              =========

        During fiscal year 1996, the Company sold $3,000,000 in face value of U.S. Treasury Notes, which were classified as HTM as of June 30, 1995. As a result of the sale, the Company changed the classification of all of its U.S. Treasury Notes from HTM to AFS in accordance with SFAS No. 115. The sale resulted in an immaterial gain, and proceeds were used for general corporate purposes.

Note 8.  Fair Value of Financial Instruments:

        Marketable Securities

           The carrying amounts of marketable securities reported in the balance sheets approximate their fair values.

        Leases,  Notes Receivable, and Debt

        The fair values of the Company's leases, notes receivable, and debt are estimated based on the market prices of similar instruments or on the current market interest rates for instruments with similar terms, maturities, and risks. The estimated fair values of the Company's leases, notes receivable, and debt approximate the carrying amounts reported in the balance sheets.


Note 9.  Short-Term and Warehouse Lines of Credit:

         To provide interim financing for equipment and working capital needs, the Company executes lines of credit which consist of short-term notes with banks with interest rates equal to the prime rate or the banks' index rate. All lines of credit are renewable annually at the banks' option.

                                                      Exhibit 21 - Page 10 of 23

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 9.  Short-Term and Warehouse Lines of Credit (continued):

        As of June 30, 1996, the Company, through PAI, had access to one short-term line of credit totaling $2.5 million. of which $750,000 was available for borrowing at June 30, 1996. Draw downs under this credit line are secured by the Company's receivable from Phoenix Leasing Partnerships.

        In addition, the Company has two secured short-term warehouse lines of credit totaling $37.5 million, which are used to provide interim financing for the acquisition of equipment and the financing of notes receivable. As of June 30, 1996, $16.9 million of these lines have been drawn down. The draw downs under these lines are collateralized by investments in financing leases and notes receivable included in equipment subject to lease. The interest rate is tied to the IBOR (Eurodollar) rate. The initial commitment period for these lines of credit is 18 months and may be extended to 36 months at the discretion of the bank. Principal payments are based on the lesser of the aggregate payments received by the Company on its leases and notes receivable or the aggregate principal and interest amount outstanding on the payment date of the credit line.

        In connection with the Company's lines of credit, various financial ratios and other covenants must be maintained. The Company has guaranteed its right, title and interest in certain of its assets and the future receipts from these assets in order to secure payment and performance of these credit lines.

        Additional information relating to the Company's short-term bank lines follows:


                                                        1996            1995
                                                        ----            ----
Balance at June 30                                  $18,680,044     $17,644,012
Maximum amount outstanding                           32,111,837      17,644,012
Average amount outstanding                           13,828,284       2,522,340
Weighted average interest rate during the period           7.56%            7.9%


Note 10.  Long-Term Debt:

        Long-term debt consists of the following at June 30:


                                                             1996     1995
                                                             ----     ----
    Mortgage payable at varying interest
rates with an initial rate of 8.75% secured
by a first deed of trust on real property
with a cost of $250,000.  Note is amortized
over 83 months with  monthly  payments of
$559 with a final payments of $122,151                     $154,238  $160,944



    Note  payable  to a bank, collateralized
by the assets of Phoenix Leasing Liquidation
Corporation,  a subsidiary of the Company,
with a variable  rate of interest  tied to
the bank's prime rate payable in 30
consecutive monthly installments                            466,661      --

                                                      Exhibit 21 - Page 11 of 23

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996




    Note 10.  Long-Term Debt (continued):

    Note payable at 9.75% secured by
computer  equipment with a cost of
$668,994. Note is amortized over 46
months with monthly payments of $16,887                        --      68,446
                                                           --------  --------

    Total long-term debt                                   $620,899  $229,390
                                                           ========  ========


       The aggregate long-term debt maturities for the fiscal years ended June 30, are as follows:


                  1997                                  $     440,034
                  1998                                         40,039
                  1999                                          6,706
                  2000                                          6,706
                  2001                                          5,588
                  2002 and thereafter                         121,826
                                                        -------------
                  Total.                                 $    620,899
                                                         ============

Note 11.  Profit Sharing Plan:

         The Company has a profit sharing plan covering substantially all employees who meet certain age and service requirements. Contributions to the plan by the Company are made at the discretion of the board of directors. The profit sharing expense was $600,000 for the years ended June 30, 1996 and 1995, respectively.

Note 12. Leased Facilities:

         The Company leases office and warehouse space in various parts of the country and had annual rental expense of approximately $417,000 and $402,000 for the years ended June 30, 1996 and 1995, respectively.

Note 13.  Transactions with Related Parties:

         The Company provides an interest bearing line of credit totaling $8,000,000 to PAI's controlling shareholder which is secured by common stock of Phoenix Precision Graphics, Inc. (an unaffiliated Nevada corporation). As of June 30, 1996 and 1995, $6,646,209 and $4,837,814 of this line of credit has been drawn down and is included in notes receivable from related party. As of June 30, 1996 and 1995, Phoenix Precision Graphics is in a start-up mode and has cumulative losses of $9,120,711 and $5,959,708, respectively.

         The Company provides an interest bearing line of credit to PAI's controlling shareholder, which is secured by common stock of Phoenix Fiberlink Inc. (an unaffiliated Nevada Corporation). As of June 30, 1996 and 1995, $2,121,484 and $736,638 of this line of credit has been drawn down and is included in notes receivable from related party.

         The Company earned a management fee from an affiliate of $556,453 and $678,947 for the years ended June 30, 1996 and 1995, respectively. This management fee is included in Portfolio management fees.

         The Company paid an affiliate an asset management fee of $305,770 and $1,026,714 for the years ended June 30, 1996 and 1995, respectively. These asset management fees are included in equipment lease operations, maintenance, remarking and administrative fees.

                                                      Exhibit 21 - Page 12 of 23

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996



Note 14.  Commitments and Contingencies:

         The Company has entered into agreements which contain specific purchase commitments. The Company may satisfy these commitments by purchasing equipment for its own account or by assigning equipment purchases to its affiliated partnerships. At June 30, 1996 the Company anticipates being able to satisfy its future obligations under the agreements and intends to assign most of the purchases under the agreements to its affiliated partnerships.

         The   Company   enters   into   commitments   to   purchase   and  sell
high-technology equipment on behalf of a corporate affiliate. The Company is reimbursed for these services.

         The Company is party to legal actions which arise as part of the normal course of its business. The Company believes, after consultation with counsel, that it has meritorious defenses in these actions, and that the liability, if any, will not have a material adverse effect on the financial position of the Company.

                                                      Exhibit 21 - Page 13 of 23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Venturers of
Phoenix Joint Venture 1994-1

We have audited the accompanying balance sheets of Phoenix Joint Venture 1994-1 (a California general partnership) as of December 31, 1996 and 1995 and the related statements of operations, venturers' capital and cash flows for the years ended December 31, 1996, 1995 and for the period from inception (October 28, 1994) to December 31, 1994. These financial statements and the schedule referred to below are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Joint Venture 1994-1 as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the two years then ended and for the period from inception (October 28, 1994) to December 31, 1994, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                             ARTHUR ANDERSEN LLP


San Francisco, California
  January 17, 1997

                                                      Exhibit 21 - Page 14 of 23

                          PHOENIX JOINT VENTURE 1994-1
                                  BALANCE SHEET
                             (Amounts in Thousands)


                                                                   December 31,
                                                                  1996     1995
                                                                  ----     ----

ASSETS

Cash and cash equivalents                                        $  291   $  433

Accounts  receivable (net of allowance for losses on accounts receivable of $51 and $191 at December 31, 1996 and 1995,
   respectively)                                                    230      215

Credits receivable, net                                           1,079    1,237

Assigned monthly rentals, net                                       512      691

Equipment on operating leases and held for lease (net of
   accumulated depreciation of $1,002 and $849 at December
   31, 1996 and 1995, respectively)                                 521    1,004

Capitalized acquisition fees (net of accumulated amortization
   of $29 and $22 at December 31, 1996 and 1995, respectively)        5       17
                                                                 ------   ------

     Total Assets                                                $2,638   $3,597
                                                                 ======   ======

LIABILITIES AND VENTURERS' CAPITAL

Liabilities

   Accounts payable and accrued expenses                         $  318   $  399
                                                                 ------   ------

   Total Liabilities                                                318      399
                                                                 ------   ------

Venturers' Capital                                                2,320    3,198
                                                                 ------   ------

   Total Liabilities and Venturers' Capital                      $2,638   $3,597
                                                                 ======   ======


                     The accompanying notes are an integral
                            part of these statements.

                                                      Exhibit 21 - Page 15 of 23

                          PHOENIX JOINT VENTURE 1994-1
                             STATEMENT OF OPERATIONS
                             (Amounts in Thousands)


                                                                For the period
                                                                from inception
                                                              (October 28, 1994)
                                                December 31,       through
                                             1996         1995 December 31, 1994
                                             ----         ---- -----------------


INCOME

   Rental income                          $ 1,587       $ 2,767     $   389

   Gain on sale of equipment                  329           417        --

   Earned income, assigned monthly rentals     33            81          20

   Other income                                92           109          17
                                          -------       -------     -------

     Total Income                           2,041         3,374         426
                                          -------       -------     -------


EXPENSES

   Lease related operating expenses           641         1,179         169

   Depreciation                               332           955          77

   Amortization, acquisition fees               7            21           1

   Management fees to General Partner          97           174          20

   Provision for (recovery of) losses
     on receivables                          (132)          191        --

   General and administrative expenses          1             1        --
                                          -------       -------     -------

     Total Expenses                           946         2,521         267
                                          -------       -------     -------


NET INCOME                                $ 1,095       $   853     $   159
                                          =======       =======     =======


                     The accompanying notes are an integral
                            part of these statements.

                                                      Exhibit 21 - Page 16 of 23

                          PHOENIX JOINT VENTURE 1994-1
                         STATEMENT OF VENTURERS' CAPITAL
                             (Amounts in Thousands)


Balance at inception, October 28, 1994                                  $     0

   Net income                                                               159

   Contributions                                                          4,576
                                                                        -------

Balance, December 31, 1994                                                4,735

   Net income                                                               853

   Distributions                                                         (2,390)
                                                                        -------

Balance, December 31, 1995                                                3,198

   Net income                                                             1,095

   Distributions                                                         (1,973)
                                                                        -------
Balance, December 31, 1996                                              $ 2,320
                                                                        =======


                     The accompanying notes are an integral
                            part of these statements.

                                                                                            Exhibit 21 - Page 17 of 23

                                           PHOENIX JOINT VENTURE 1994-1
                                             STATEMENT OF CASH FLOWS
                                              (Amounts in Thousands)

                                                                                               For the period
                                                                                               from inception
                                                                                             (October 28, 1994)
                                                                      December 31,                 through
                                                                 1996              1995       December 31, 1994
                                                                 ----              ----       -----------------
Operating Activities:

   Net income                                                 $ 1,095           $   853           $   159
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation                                                 332               955                77
     Amortization of acquisition fees                               7                21                 1
     Amortization of discount on credits                          (73)              (92)              (17)
     Gain on sale of equipment                                   (329)             (417)             --
     Provision for (recovery of ) losses on accounts
       receivable                                                (132)              191              --
     Decrease (increase) in accounts receivable                   117               (17)             (389)
     Decrease in credits receivable                               231               278              --
     Increase (decrease) in accounts payable and
       accrued expenses                                           (81)              103               295
     Accrued interest, assigned monthly rentals                  --                --                 (20)
                                                              -------           -------           -------

Net cash provided by operating activities                       1,167             1,875               106
                                                              -------           -------           -------

Investing Activities:

   Principal payments, assigned monthly rentals                   179               199              --
   Proceeds from sale of equipment                                480               681              --
   Payment of acquisition fees                                      5               (38)             --
                                                              -------           -------           -------

Net cash provided by investing activities                         664               842              --
                                                              -------           -------           -------

Financing Activities:

   Distributions to Venturers                                  (1,973)           (2,390)             --
                                                              -------           -------           -------

Net cash used by financing activities                          (1,973)           (2,390)             --
                                                              -------           -------           -------

Increase (decrease) in cash and cash equivalents                 (142)              327               106

Cash and cash equivalents, beginning of period                    433               106              --
                                                              -------           -------           -------

Cash and cash equivalents, end of period                      $   291           $   433           $   106
                                                              =======           =======           =======


                                    The accompanying notes are an integral
                                          part of these statements.

                                                      Exhibit 21 - Page 18 of 23

                          PHOENIX JOINT VENTURE 1994-1

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1996


Note 1.       Organization.

         Phoenix Joint Venture 1994-1 (the "Joint Venture"), a California general partnership, was formed on October 28, 1994 for the purpose of investing in a pool of reproduction equipment and receivables by several Phoenix Leasing Partnerships (the "Venturers").

         Income or loss is allocated to each Venturer based upon their respective interest in the Joint Venture. Distributions are made in the same manner.

         As compensation for its management services, the Joint Venture pays a management fee to Phoenix Leasing Incorporated (PLI) based upon the management fee rate of each respective Venturer of the Joint Venture applied to the Venturers' respective interest in the Joint Venture's gross revenues for the quarter, which revenue generally incudes rental and note receipts, proceeds from the sale of equipment and other income. Any revenues subject to a management fee at the Joint Venture level will not be subject to a management fee at the Venturers' level.

         As compensation for services performed in connection with the analysis of equipment available to the Joint Venture, the Managing Venturer receives an acquisition fee based on the acquisition fee rate of each respective Venturer of the Joint Venture applied to the Venturer's respective interest in the Joint Venture's purchase price of equipment acquired by the Joint Venture.

         Acquisition fees are amortized over the average expected life of the assets, principally on a straight-line basis.


Note 2.       Summary of Significant Accounting Policies.

         Leasing Operations - The Joint Venture's leasing operations consist of reproduction equipment manufactured by Xerox Corporation. The leases have been classified as operating leases.

         Under the method of accounting for operating leases, the leased equipment is recorded as an asset at cost and depreciated on a straight-line basis over the estimated useful life of five years. Rental income for the year is determined on the basis of rental payments due for the period under the terms of the lease. Maintenance and repairs of the leased equipment are charged to expense as incurred.

         The Joint Venture's policy is to review periodically the probability of recovering its undepreciated cost of equipment. Such reviews address, among other matters recent and anticipated technological developments affecting reproduction equipment and competitive factors within the reproduction equipment marketplace. Although remarketing rental rates are expected to decline in the future with respect to some of the Joint Venture's rental equipment, such rentals are expected to exceed projected expenses, including depreciation. Should subsequent reviews of the equipment portfolio indicate that rentals plus anticipated sales proceeds will not exceed expenses in any future period, the Joint Venture will revise its depreciation policy and may accelerate depreciation as appropriate.

         The Joint Venture has also been assigned the monthly rental payments from a pool of engineering and graphics reprographic equipment owned by Xerox Corporation. The Joint Venture has recorded these assigned monthly rentals at the discounted value of the expected cash flows. The excess of the assigned

                                                      Exhibit 21 - Page 19 of 23

monthly rentals over the present value of the expected cash flows is recorded as unearned income. Unearned income is credited to income monthly over the term of the agreement on a declining basis to provide an approximate level rate of return on the unrecovered cost of the investment.

         Non-Cash Investing Activities. In October 1994, the Venturers formed the Joint Venture to which they contributed the credits issued by Xerox Corporation, the equipment purchased and the assigned monthly rentals from Xerox Corporation as described in Notes 1, 3, 4 and 5 of the financial statements. The following non-cash activities from this transaction were excluded from the statement of cash flow.

                                                      Amounts
                                                   In Thousands

                    Credit receivable                 $1,406
                    Equipment purchased                2,300
                    Assigned monthly rentals             870
                                                      ------

                                                      $4,576
                                                      ======

         Cash and Cash Equivalents - Cash and cash equivalents includes deposits at banks and investments in money market funds.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note 3.       Credits Receivable.

         The Joint Venture owns credits issued by Xerox Corporation for the purchase of products and services from Xerox Corporation and its subsidiaries. The Credits granted are non-transferrable and are good for a period of seven years at which time they expire. The credits will be used by Phoenix Leasing Incorporated and affiliates, who will reimburse the Joint Venture for the fair market value of the credits used.

         The credits receivable consist of the following at December 31,

                                                             1996       1995
                                                             ----       ----
                                                        (Amounts in Thousands)

                 Credits receivable                        $ 1,171   $ 1,402
                 Unamortized discount                          (92)     (165)
                                                           -------   -------

                 Credits receivable, net                   $ 1,079   $ 1,237
                                                           =======   =======

                                                      Exhibit 21 - Page 20 of 23

Note 4.       Assigned Monthly Rentals.

         The Joint Venture has the right to receive payments on a pool of leased equipment pursuant to the terms of an agreement with Xerox Corporation entered into on October 28, 1994. Title to this equipment continues to be held by Xerox Corporation. All of the monthly rental payments received pursuant to this equipment, net of certain administrative and other costs, are passed along to the Joint Venture and are applied towards the outstanding assigned monthly rental balance and income. The end date of this agreement is the earlier of the Joint Venture's receipt of $1.2 million in aggregate payments, 60 months from the pool start date or the date on which no equipment remains subject to the terms of the agreement. As of December 31, 1996 and 1995, the Joint Venture has received cumulative assigned monthly rentals receipts of $491,000 and $280,000, respectively, pursuant to this agreement.


Note 5.       Equipment on Operating Leases.

         Equipment on lease consists of reproduction equipment classified as operating leases. During the initial terms of the existing operating leases the Joint Venture will not recover all the undepreciated cost and related expenses of its rental equipment and therefore must remarket a portion of its equipment in future years.

         Minimum rentals to be received on non-cancelable operating leases for the years ended December 31, are as follows:

                                                          (Amounts in Thousands)

              1997.......................................        $  232
              1998.......................................            39
              1999 and future............................             8
                                                                 ------

                  Total                                          $  279
                                                                 ======

         The Joint  Venture has an  agreement  with Xerox  Corporation,  whereby
Xerox Corporation provides administration, maintenance and repairs of leased equipment on behalf of the Joint Venture. The agreement terminates upon the earlier of (1) the Joint Venture receiving a specified dollar amount; (2) 66 months, or (3) the date on which no equipment remains. As compensation for these services, Xerox deducts a fee from the monthly rentals and sales proceeds.

         Also pursuant to the vendor agreement, Xerox Corporation undertakes to remarket and refurbish off-lease equipment on a best efforts basis. This agreement permits the Joint Venture to assume the remarketing function directly if certain conditions contained in the agreement are not met. For its remarketing services, Xerox Corporation is paid a remarketing and refurbishing fee based on a specified percentage of the monthly rentals received by the Joint Venture. On March 15, 1996, the agreement was amended to reduce the remarketing and refurbishing fees paid to Xerox.

         The Joint Venture also receives contingent rental payments on its reproduction equipment that is not included in the minimum rentals to be received. The contingent rentals consist of a monthly rental payment that is based upon actual machine usage.


Note 6.       Accounts Payable and Accrued Expenses.

         Accounts payable and accrued expenses consist of the following at December 31:

                                                      Exhibit 21 - Page 21 of 23

                                                 1996          1995
                                                 ----          ----
                                               (Amounts in Thousands)

             Equipment lease operations          $312          $368
             PLI and affiliates                     6            31
                                                 ----          ----

                 Total                           $318          $399
                                                 ====          ====


Note 7.       Income Taxes.

         Federal and state income tax regulations provide that taxes on the income or loss of the Joint Venture are reportable by the Venturers on their individual income tax returns. Accordingly, no provision for such taxes has been made in the accompanying financial statements.

         The net differences between the tax basis and the reported amounts of the Partnership's assets and liabilities are as follows at December 31:

                                         Reported Amounts              Tax Basis              Net Difference
                                         ----------------              ---------              --------------
                                                                (Amounts in Thousands)
1996

         Assets                             $  2,638                 $  2,930                    $   (292)

         Liabilities                             318                      316                           2

1995

         Assets                             $  3,597                 $  4,081                    $   (484)

         Liabilities                             399                      395                           4

Note 8.       Related Entities.

         The Joint Venture is sponsored and funded by various partnerships managed by PLI. PLI serves in the capacity of general partner in other partnerships and managing venturer in other joint ventures, all of which are engaged in the equipment leasing and financing business.


Note 9.       Fair Value of Financial Instruments.

         The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

Cash and Cash Equivalents
The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these instruments.

Credits Receivable, Net
The fair value of credits receivable, net is estimated by the present value of future cash flow discounted at an approximate fair value rate.

Assigned Monthly Rents, Net

                                                      Exhibit 21 - Page 22 of 23

The carrying amount of assigned monthly rents, net is estimated by taking the present value of the projected cash flow expected to be received on the portfolio of equipment that was assigned from Xerox pursuant to the agreement.

         The estimated fair values of the Joint Venture's financial instruments at December 31, 1996 and 1995 approximate the carrying amounts reported in the balance sheet.

                                                                                                      Exhibit 21 - Page 23 of 23

                                                       PHOENIX JOINT VENTURE 1994-1

                                                                SCHEDULE II
                                                          (Amounts in Thousands)



SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES


              COLUMN A                     COLUMN B             COLUMN C            COLUMN D           COLUMN E          COLUMN F
           Classification                 Balance at           Charged to          Charged to         Deductions        Balance at
                                         Beginning of            Expense             Revenue                              End of
                                            Period                                                                        Period
------------------------------------- -------------------  -------------------  -----------------  ----------------   --------------

Year ended December 31, 1994
   Allowance for credits receivable           $320                 $  0               $  0               $ 0               $320
                                              ----                 ----               ----               ---               ----

     Totals                                   $320                 $  0               $  0               $ 0               $320
                                              ====                 ====               ====               ===               ====


Year ended December 31, 1995
   Allowance for credits receivable           $320                 $  0               $  0               $80               $240
   Allowance for losses on accounts
     receivable                                  0                  191                  0                 0                191
                                              ----                 ----               ----               ---               ----

     Totals                                   $320                 $191               $  0               $80               $431
                                              ====                 ====               ====               ===               ====


Year ended December 31, 1996
   Allowance for credits receivable           $240                 $  0               $  0               $38               $202
   Allowance for losses on accounts
     receivable                                191                    0                132                 8                 51
                                              ----                 ----               ----               ---               ----

     Totals                                   $431                 $  0               $132               $46               $253
                                              ====                 ====               ====               ===               ====
